Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

Director, Corporate Communications & Investor Relations

(650) 965-6042 or bfrymire@cybersource.com

CyberSource Adds Industry Veteran Scott Cruickshank to Board of Directors

Experience spans Paymentech, First Data Merchant Services and MasterCard Intl.

MOUNTAIN VIEW, Calif. – August 18, 2005 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced the appointment of Scott Cruickshank to its board of directors. Mr. Cruickshank, 42, is president and chief operating officer of Portland, Oregon-based Qsent, a privately-held provider of contact data authentication services. Mr. Cruickshank’s experience in the payment industry includes senior management positions with industry leaders Paymentech, First Data Merchant Services and MasterCard International.

“Scott Cruickshank will be a great asset to the CyberSource board of directors,” said Bill McKiernan, chairman and chief executive officer of CyberSource. “His extensive background in the payment industry gives him a broad perspective into many of the important trends in the payment industry.”

As Qsent president and chief operating officer, Mr. Cruickshank oversees sales, marketing, customer care and all operational functions of the company. Prior to Qsent, Mr. Cruickshank served as chief marketing officer at Paymentech where he led the company’s sales, customer care, marketing and service operations functions. Prior to Paymentech’s acquisition of Bank One Payment Services in 1999, Mr. Cruickshank was Senior Vice President of First Data Merchant Services and served as Managing Partner of Bank One Payment Services. Mr. Cruickshank represented First Data in its partnership interest in Bank One Payment Services, a joint venture between First Data Merchant Services and Bank One.

Mr. Cruickshank has also held the positions of vice president of acquirer relations for MasterCard International, and director of business development for MCI Telecommunications Partner Marketing channel.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes commerce transaction processing systems. Approximately 10,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.